THE AGREEMENT

On this 6th day of September 1996, in Warsaw, between

TVN Sp. z o.o. with its seat in Warsaw, hereinafter referred to as "TVN", represented by Jan Wejchert, acting on the basis of the power-of-attorney from September 2, 1996,

and

Przedssiebiorstwo Realizacji i Koordynacji Budownictwa "REALBUD" Sp. z o.o. with its seat in Cracow, hereinafter referred to as "REALBUD", represented by the President of the management board Ryszard Sciborowski, the following agreement was executed:

                                    Article 1

1. REALBUD hereby sells and TVN hereby purchases 3,450 (three thousand four hundred fifty) shares in the initial capital of Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla") for 100 (one hundred) PLN each.

2. The parties hereto agree that the sale price of shares mentioned in item 1, hereinafter referred to as the "Shares", shall be PLN equivalent of the amount of 319,302 (three hundred nineteen thousand three hundred two) American dollars, calculated in accordance with the "fixing" rate published by the National Bank of Poland.

3.    The price was transferred into the bank account of REALBUD in ING Bank
      Warsaw.

                                    Article 2

      REALBUD hereby declares and ensures TVN that:

1) Wisla is a limited liability company registered in the commercial register held by the District Court for Cracow-Sr--dmiescie, under No RHB _________;

2) The initial capital of Wisla amounts to 11,500,000 (eleven million and five hundred thousand) PLN and is divided into 115,000 (one hundred and fifteen thousand) equal and indivisible shares of the value of 100 (one hundred) PLN each, which were entirely covered by contributions of shareholders who acquired such shares;


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3)    Equal rights and obligations are connected with all shares of Wisla's initial capital, and none of the shareholders exercises any particular and personally granted rights;

4) REALBUD is the owner of the shares, which are free of any liens or any other encumbrances relating to obligatory or proprietary rights established to the benefit of third parties; 5) The profits of Wisla did not exceed PLN equivalent of 5,000,000 (five million) ECU in 1995.

                                    Article 3

1. This agreement was executed with suspension condition and the legal effects provided for in hereto are subject to obtainment of the supervisory board of Wisla consent for the sale of shares mentioned in art. 1 item 1 and statement of the rest of the shareholders of Wisla concerning the waiver of their pre-emption right. REALBUD is obligated to immediately apply for the consent of the supervisory board and the statement of the rest shareholders of Wisla.

2. In case the conditions mentioned in item 1 are not fulfilled until October 31, 1996, TVN has the right to terminate this agreement.

                                    Article 4

      All amendments to this agreement shall require written form, otherwise they shall be null and void.

                                    Article 5

      This agreement was executed in one copy.



REALBUD Sp. z o.o.                                          TVN Sp. z o.o.